Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-137416
Prospectus
BMR Solutions, Inc.,
a Nevada corporation

448,750 Shares of Common Stock

This prospectus relates to 448,750 shares of common stock of BMR Solutions, Inc., which are issued and outstanding shares of our common stock, acquired by the selling security holders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. The selling security holders will offer and sell the shares at $0.12 per share, making the aggregate offering price to the public approximately $53,850 if all the shares are sold.

Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. The selling security holders will sell those 448,750 shares of our issued and outstanding common stock at a price of $0.12 per share until the shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive any of the proceeds from the sale of those shares being offered by the selling shareholders.

Title of securities to be offered	Number of offered shares	Offering price per share	Proceeds
Common Stock	448,750	$0.12	$53,850

See “Risk Factors” on Pages 4 to6 for factors to be considered before purchasing shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale of these securities is not permitted.

The date of this prospectus is November 28, 2006.
Subject to completion.

TABLE OF CONTENTS

Prospectus Summary	3
Risk Factors	4
Forward Looking Statements	6
Use of Proceeds	7
Determination of Offering Price	7
Dilution	7
Selling Security Holders	7
Plan of Distribution	9
Legal Proceedings	10
Directors, Executive Officers, Promoters and Control Persons	10
Security Ownership of Certain Beneficial Owners and Management	11
Description of Securities	12
Interest of Named Experts and Counsel	12
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	12
Organization Within Last Five Years	13
Description of Business	13
Management’ Discussion and Analysis of Financial Condition and Results of Operations	15
Description of Property	17
Certain Relationships and Related Transactions	17
Market for Common Equity and Related Stockholder Matters	18
Executive Compensation	19
Financial Statements	20
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	34
Legal Matters	34
Experts	34
Additional Information	34

Prospectus Summary

Our Business:
Our principal business address is 1184 Rutland Road, Suite 2, Newport Beach, California 92660. Our telephone number is (949) 292-0820. We provide local delivery and transportation services in the Southern California area. Our current services include the in-home delivery and installation of mattresses, furniture and futons and the removal of the old mattresses. We believe that many small to medium businesses desire to outsource their delivery services to third parties due to various factors including the increase in fuel prices and insurance premiums. We currently serve as the sole provider of delivery services for Danna’s Mattresses, Inc., which owns two retail mattress locations, located in Upland and Rancho Cucamonga, California.

Our state of organization:	We were incorporated in Nevada on November 21, 2001.

Summary financial information:
The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this prospectus. We have prepared our financial statements contained in this prospectus in accordance with accounting principles generally accepted in the United States. All information should be considered in conjunction with our financial statements and the notes contained elsewhere in this prospectus.

Income Statement	Nine Month Period Ending September 30, 2006	Year Ending December 31, 2005	Year Ending December 31, 2004

Net Revenue	17,240	0	0
Gross Profit	2,535	0	0
Operating Expenses	42,974	5,434	2,012
Net Loss	(41,239)	(1,422)	(2,812)
Net Loss Per Share	(0.01)	(0.00)	(0.00)

Balance Sheet	September 30, 2006	December 31, 2005	December 31, 2004

Total Assets	116,437	4,505	1,241
Total Liabilities	47,689	4,218	3,042
Shareholders' Equity (Deficiency)	68,748	287	(1,801)

Number of shares being offered:
The selling security holders want to sell 448,750 shares of our issued and outstanding common stock. The selling security holders will sell at a price of $0.12 per share until the shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Estimated use of proceeds:	We will not receive any of the proceeds from the sale of those shares being offered by the selling security holders.

RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative in nature and involves a lot of risks. Any person who cannot afford the loss of his or her entire purchase price for the offered shares should not purchase of the offered shares because such a purchase is highly speculative and involves significant risks. Our business objectives must also be considered speculative, and we cannot guaranty that we will satisfy those objectives. Purchasers of the offered shares may not realize any return on their purchase of the offered shares. Purchasers may lose their investments in us completely.

Risks Related to our Business:

We have a limited operating history upon which an evaluation of our prospects can be made.

We were formed on November 21, 2001. Our lack of operating history in the transportation industry makes an evaluation of our business and prospects very difficult. Our prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business. We cannot be certain that our business will be successful or that we will generate significant revenues and become profitable.

We anticipate that we may need to raise additional capital to expand our operations. Our failure to raise additional capital will significantly affect our ability to fund our proposed activities.

To expand our operations and purchase additional delivery trucks, we will be required to raise additional funds. We do not know if we will be able to acquire additional financing. We anticipate that we will need to spend significant funds on acquiring additional vehicles to expand our delivery capabilities. Our failure to obtain additional funds would significantly limit or eliminate our ability to fund our expansion activities.

We have incurred a net loss since inception and expect to incur net losses for the foreseeable future.

As of September 30, 2006, our net loss since inception was $94,147. We expect to incur significant operating and capital expenditures and, as a result, we expect significant net losses in the future. We will need to generate significant revenues to achieve and maintain profitability. We may not be able to generate sufficient revenues to achieve profitable operations.

We may be adversely impacted by fluctuations in the price and availability of fuel.

Fuel is a significant operating expense. Any increase in fuel taxes or fuel prices or any change in federal or state regulations that results in such an increase, to the extent not offset by rate increases or fuel surcharges to customers, or any interruption in the supply of fuel, will negatively impact our operating results. We do not know if we will be able to offset significant increases in fuel prices through fuel surcharges to our customers.

Our single customer accounts for all of our revenue, and the loss of this customer would result in our loss of all revenue.

We provide delivery services to one customer, which accounts for 100% of our revenue. If we were to lose this major customer, we would lose our only source of  revenue.

If we are unable to successfully execute our growth strategy, our business and future results of operations may suffer.

Our growth strategy includes increasing the number of clients that we serve, selectively expanding the geographic reach of our service areas and broadening the scope of our service offerings. In connection with our growth strategy, we will be required to increase our driver recruiting and our sales and marketing efforts. Our growth strategy exposes us to a number of risks, including the following:

•
geographic expansion requires start-up costs, and often requires lower rates to generate initial business. In addition, geographic expansion may disrupt our patterns to and from and within the expanded area and may expose us to areas where we are less familiar with customer rates, operating issues and the competitive environment;

•	growth may strain our management, capital resources and customer service;
•	hiring new employees may increase training costs and may result in temporary inefficiencies as the employees learn their jobs; and
•	expanding our service offerings may require us to enter into new markets and compete with additional competitors.

We cannot assure that we will overcome the risks associated with our growth. If we fail to overcome such risks, we may not realize additional revenue or profitability from our efforts and we may incur additional expenses.

Demand for our delivery services may decrease significantly, which will negatively impact our revenues.

The transportation industry historically has experienced cyclical financial results as a result of slowdowns in economic activity, the business cycles of customers, and other economic factors beyond our control. Certain of our operating expenses can be expected to increase, and our operating income may decline if we are unable to pass through to our customers the full amount of such higher costs. If a slowdown in economic activity or a downturn in our customers’ business cycles causes a reduction in the volume of furniture sold by those customers, our revenues will decrease significantly.

We have limited marketing and sales capabilities and must generate sales in fragmented markets.

Our future success depends, to a great extent, on our ability to successfully market our services. We currently have limited sales and marketing capabilities. Our ability to successfully market our services is further complicated by the fact that our primary markets are highly fragmented. Consequently, we will need to identify and successfully target particular market segments in which we believe we will have the most success. These efforts will require a substantial, but unknown, amount of effort and resources. We cannot assure you that any marketing and sales efforts undertaken by us will be successful or will result in any significant sales.

As a service-oriented company, we depend on the efforts and abilities of our senior management to manage our operations and perform our delivery services.

None of our officers and directors has entered into employment agreements with us. We currently do not maintain any life insurance for any of our officers or directors. Our ability to provide services will depend on the continued services of Mark Andre, our president, secretary and director. The loss of services provided by Mark Andre would be particularly detrimental to us because, among other things, the loss would slow our growth, sever the relationships and contacts we maintain through Mr. Andre and deprive us of his experience.

Our auditors have questioned our ability to continue operations as a “going concern.” Investors may lose all of their investment if we are unable to continue operations.

We hope to obtain revenues from future product sales, but there is no commitment by any person for purchase of our products. In the absence of significant sales and profits, we may seek to raise additional funds to meet our working capital needs principally through the additional sales of our securities. However, we cannot guaranty that we will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtainable on terms satisfactory to us. As a result, our auditors believe that substantial doubt exists about our ability to continue operations.

Risks Related to Owning Our Common Stock

Our officers, directors and principal shareholders own approximately 85% of our outstanding shares of common stock, allowing these shareholders control matters requiring approval of our shareholders.

Our officers, directors and principal shareholders beneficially own, in the aggregate, approximately 85% of our outstanding shares of common stock. If the officers, directors and principal shareholders sell all of their shares that are being registered in this offering, they will own approximately 81.5% of our outstanding shares of common stock. Such concentrated control of the company may adversely affect the price of our common stock. Our officers, directors and principal shareholders can control matters requiring approval by our security holders, including the election of directors.

The offering price of the shares of common stock was arbitrarily determined. Therefore, investors may lose all or part of their investment if the offering price is higher than the current market value of the offered shares.

The offering price of the shares of common stock being offered by the selling security holders has been determined arbitrarily and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have only generated minimal revenues to date, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us. Investors could lose all or a part of their investment if the offering price has been arbitrarily set too high. Even if a public trading market develops for our common stock, the shares may not attain market values commensurate with the offering price.

We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is no public market for shares of our common stock. We cannot guaranty that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services.

Our common stock may be subject to penny stock regulations which may make it difficult for investors to sell their stock.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks”. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If our common stock becomes subject to the penny stock rules, holders of our shares may have difficulty selling those shares.

We are registering 125,000 shares of common stock owned by our officers, directors and principal shareholders. Our officers, directors and principal shareholders may sell those shares as soon as possible, which could significantly decrease the price of our common stock and reduce their desire to see us succeed.

Our officers and directors may sell those 125,000 shares immediately after they are registered. In the event that our officers, directors and principal shareholders sell those shares, the price of our common stock could decrease significantly. Also, a conflict of interest will occur between their duties to us and their personal interest in selling their shares. We cannot assure you that our officers and directors will not sell those shares as soon as they are registered.

Forward Looking Statements

Information in this prospectus contains “forward looking statements” which can be identified by the use of forward-looking words such as “believes”, “estimates”, “could”, “possibly”, “probably”, “anticipates”, “estimates”, “projects”, “expects”, “may”, or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Use of Proceeds

We will not receive any of the proceeds from the sale of shares being offered by the selling security holders.

Determination of Offering Price

Factors Used to Determine Share Price. In determining the offering price of the shares being offered by the selling security holders, we considered several factors including the following:

•	the price paid by the selling security holders for the shares they are offering;
•	our future prospects; and
•	our capital structure.

Therefore, the offering price of the shares being offered by the selling security holders has no relationship to any established criteria of value, such as book value or earnings per share. The selling security holders will offer and sell the shares at $0.12 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Dilution

The shares offered for sale by the selling security holders are already outstanding and, therefore, do not contribute to dilution.

Selling Security Holders

The following table sets forth information concerning the selling security holders including:

1.	the number of shares owned by the selling security holders prior to this offering;
2.	the total number of shares that are to be offered by the selling security holders;
3.	the total number of shares of common stock that will be owned by the selling security holders upon completion of the offering; and
4.	the percentage of common stock that will be owned by the selling security holders upon completion of the offering if all of the offered shares are sold by the selling security holders.

The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. The selling security holders have no position or office with us, nor any material relationship with us, except as listed below. The selling security holders are not broker-dealers or affiliates of broker-dealers to our knowledge.

Name of Selling Security Holder	Amount of Shares of Common Stock Owned by Selling Security Holder Before the Offering	Amount of Shares of Common Stock to be Offered by the Selling Security Holder	Amount of Shares of Common Stock Owned by Selling Security Holder After the Offering	Percentage of Common Stock Owned if all of the Offered Shares Are Sold
Brian Mirrotto, director	100,000	25,000	75,000	2.1%
George Glass	6,250	6,250	0	0%
Karl Hoshor	12,500	12,500	0	0%
Vanessa Jeftic	2,500	2,500	0	0%
Matthew Mehl	15,000	15,000	0	0%
Chris Roesti	5,000	5,000	0	0%
James Doone	5,000	5,000	0	0%

Ronald Pasquesi	12,500	12,500	0	0%
Eric J. Peterson	890,000	25,000	865,000	23.8%
John Shukur(1)	50,000	25,000	25,000	0.7%
JR Sterling	100,000	25,000	75,000	2.1%
Shawn Peterson	25,000	25,000	0	0%
Joel Fisher	25,000	25,000	0	0%
Cheyenne Clark	20,000	20,000	0	0%
Brad Fisher	5,000	5,000	0	0%
Glen LaPalme	25,000	25,000	0	0%
Danalee Smith	2,500	2,500	0	0%
Brian DeLa Garza	12,500	12,500	0	0%
Jeff Nelson	25,000	25,000	0	0%
Jerry Cardenas	5,000	5,000	0	0%
Anne LeClair	10,000	10,000	0	0%
Neilan Vancas	5,000	5,000	0	0%
Mike Corder	5,000	5,000	0	0%
Molly Carlier	2,500	2,500	0	0%
Jeffrey R. Kremers	2,500	2,500	0	0%
Michael D. Russell	2,500	2,500	0	0%
Sonny A. Martinez	2,500	2,500	0	0%
Andrea Martinez	2,500	2,500	0	0%
Patrick R. O'Curran Jr.	5,000	5,000	0	0%
Jesus Avelar	2,500	2,500	0	0%
Jason Ortega	5,000	5,000	0	0%
Peggy Hancock	100,000	25,000	75,000	2.1%
Marla Andre, chief financial officer, and a director(1)	950,000	25,000	925,000	25.4%
Mark Andre, president, secretary and a director	1,100,000	25,000	1,075,000	29.5%
Jim Mirrotto	100,000	25,000	75,000	2.1%
(1) Marla Andre, our chief financial officer and one of our directors, who owns 950,000 shares, is married to John Shukur, who owns 50,000 shares. Therefore, each beneficially owns 1,000,000 shares of common stock, which equals approximately 27.5% of our issued and outstanding common stock.

Most of the selling shareholders acquired their shares of common stock in January 2002 and some of the selling shareholders acquired their shares of common stock in June 2006. At the time of the purchase, we believe that the selling shareholders did not have any agreements or understandings, directly or indirectly, among each other with respect to acquiring, holding or disposing of the securities. We believe that the selling shareholders do not currently have any agreements or understandings, directly or indirectly, among each other with respect to acquiring, holding or disposing of their shares of our common stock. We are aware that some of the selling shareholders have been shareholders or control persons of other registrants, which may have engaged in reverse acquisitions. We do not believe that the fact that the selling shareholders have been shareholders or control persons of other registrants, which may have been engaged in reverse acquisitions, imputes that there exists today some relationships, arrangements or understandings among the selling shareholders with respect to acquiring, holding or disposing of their shares of our common stock.

Plan of Distribution

The offering by the selling security holders may start as soon as this registration statement is declared effective. The selling security holders will sell at a price of $0.12 per share until the shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The shares will not be sold in an underwritten public offering. The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
•	privately negotiated transactions.

Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holders, or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions. In the event that a broker-dealer is added as a formal participant to the marketing effort of the selling security holders, we will file a post effective amendment to disclose such event.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

We have filed the registration statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

We will pay all expenses in connection with the registration and sale of our common stock. None of the expenses will be paid by the selling security holders. The estimated expenses of issuance and distribution for all the shares being registered by this registration statement are set forth below.

Registration Fees	Approximately	$5.76
Transfer Agent Fees	Approximately	$700.00
Costs of Printing and Engraving	Approximately	$250.00
Legal Fees	Approximately	$10,000.00
Accounting Fees	Approximately	$20,000.00

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this registration statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Legal Proceedings

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Directors, Executive Officers, Promoters and Control Persons

The following table sets forth information regarding our executive officer and director.

Name	Age	Position
Mark Andre	25	president, secretary and director
Marla Andre	36	chief financial officer and director
Brian Mirrotto	35	director

Mark Andre. Mr. Andre has served as our president, treasurer and one of our directors since May 2006. Mr. Andre is responsible for our day to day operations, and has extensive experience in the fields of business, operations, and management. From 2005 to May 2006, Mr. Andre worked with Danna’s Mattresses, Inc. located in Upland, California, where he was responsible for sales, warehousing and delivery services. From 2002 to 2004, Mr. Andre has been an operations manager for JKS Enterprises, a company that operated multiple Japanese sushi restaurants. At JKS Enterprises, Mr. Andre was involved in locating, developing and maintaining operations for new and existing locations. Mr. Andre's experience includes design layout, equipment purchase, installation, code enforcement, staff development, employee recruiting, payroll, budgeting, scheduling, and other managerial duties. Mr. Andre has attended California State University at Long Beach. Mr. Andre is not an officer or director of any other reporting company.

Marla Andre. Ms. Andre has served as our chief financial officer and one of our directors since May 2006. Ms Andre is responsible for maintaining our financial books and records. Ms. Andre’s financial experience includes approximately ten years of maintaining the books and records of businesses owned by other family members. From 1995 to the present, Ms. Andre has also worked as a teacher at San Juan Elementary School in Capistrano Unified School District. Ms. Andre earned her Bachelor of Arts from California State University Fullerton in August 1993, and her Masters of Science, National University in May 1998. Ms. Andre possesses multiple teaching certifications from the Capistrano Unified School District. Ms. Andre is not an officer or director of any other reporting company.

Brian Mirrotto. Mr. Mirrotto was our president, treasurer, secretary and our sole director since our inception in November 2001. In May 2006, Mr. Mirrotto resigned as our president, treasurer and secretary and remained as one of our directors. From inception to May 2006, Mr. Mirrotto was our sole officer and director. From 2004 to the present, Mr. Mirrotto has been the sales manager at Citrix. From 2002 to 2004, Mr. Mirrotto was net work specialist for GTC Telecom. During 2001, Mr. Mirrotto was an account manager with Microworld. From 1999 to 2000, Mr. Mirrotto was an account manager and sales manager with FirstSource Corp. From 1997 to1999, Mr. Mirrotto was an account executive with Automatic Data Processing, Inc. From 1996 to 1997, Mr. Mirrotto was a manager assistant with Enterprise Rent-a-car. Mr. Mirrotto has specialized training in MCP Windows 2000 Pro Server, and is a Microsoft Certified Professional. Mr. Mirrotto earned his Bachelor of Science degree in management from California State University at Fullerton in 1996. Mr. Mirrotto is not an officer or director of any other reporting company.

Mark Andre is the brother of Marla Andre. There is no other family relationship between any of our officers or directors. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 22, 2006, by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock	Mark Andre 1184 Rutland Road, Suite 2 Newport Beach, California 92660	1,100,000 shares president, secretary, director	30.2%
Common Stock	Marla Andre 1184 Rutland Road, Suite 2 Newport Beach, California 92660	1,000,000 shares(1) chief financial officer, director	27.5%
Common Stock	Brian Mirrotto 1184 Rutland Road, Suite 2 Newport Beach, California 92660	100,000 shares director	2.7%
Common Stock	Eric Peterson 1184 Rutland Road, Suite 2 Newport Beach, California 92660	890,000 shares	24.4%
Common Stock	All directors and named executive officers as a group	2,200,000 shares	60.4%
(1) Marla Andre, our chief financial officer and one of our directors, who owns 950,000 shares, is married to John Shukur, who owns 50,000 shares. Therefore, Ms. Andre beneficially owns 1,000,000 shares of common stock, which equals approximately 27.5% of our issued and outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control. Our management is not aware of any arrangements which may result in “changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Audit Committee. Presently, the board of directors acts as the audit committee. The board of directors does not have an audit committee financial expert. The board of directors has not yet recruited an audit committee financial expert to join the board of directors because we have only recently commenced a significant level of financial operations.

Code of Ethics. We do not currently have a Code of Ethics that applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We plan to adopt a Code of Ethics.

Description of Securities

Description of Capital Stock. We are authorized to issue 50,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value preferred stock. As of November 22, 2006, 3,638,750 shares of our common stock were issued and outstanding. No preferred stock is issued or outstanding.

Common Stock. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

Preferred Stock. We have not designated the right and preferences of our preferred stock. The availability or issuance of these shares could delay, defer, discourage or prevent a change in control.

Our Articles of Incorporation and our Bylaws do not contain any provisions which were included to delay, defer, discourage or prevent a change in control, except for the following:

Article Fourteenth of our Articles of Incorporation provides that no action required to be taken or which may be taken at any annual or special meeting of stockholders of this corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

Interest of Named Experts and Counsel

No “expert” or our “counsel” was hired on a contingent basis, or will receive a direct or indirect interest in us, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this registration statement.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Article Seven of our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or a director, except for liability:

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
•	for unlawful payments of dividends or unlawful stock purchase or redemption by us.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Section 10 of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 78.7502 of the Nevada Revised Statutes.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

Organization Within Last Five Years

Transactions with Promoters. Brian Mirrotto was our promoter and served as our officer and director through May 2006. Brian Mirrotto currently serves as one of our directors. In November 2001, we issued 2,000,000 shares of our common stock to Brian Mirrotto, who was our founder and our sole officer and director at inception and through May 2006. These shares were issued in exchange for $40,000, or $0.02 per share, of services and expenses related to our incorporation, which represented the fair market value of those services and expenses on the date of issuance. There is no other information that would be required to be disclosures by Item 401(d) or Item 404(d) of Regulation S-B.

Description of Business

Our Background. We were incorporated under the laws of the State of Nevada on November 21, 2001. From inception to May 2006, we were an Internet solutions company that specialized in website hosting and development services. In May 2006, our management changed and we adopted a new business plan of providing local delivery and transportation services in the Southern California area. We have abandoned our website hosting and development business.

Our Business. We provide local delivery and transportation services in the Southern California area. Our current services include the in-home delivery and installation of mattresses, furniture and futons and the removal of the old mattresses. We believe that many small to medium businesses desire to outsource their delivery services to third parties due to various factors including the increase in fuel prices and insurance premiums.

We currently serve as the sole provider of delivery services for Danna’s Mattresses, Inc., which owns two retail mattress locations, located in Upland and Rancho Cucamonga, California. Those two retail mattress locations have been in business for 15 years and are our primary source of revenue. We do not have a written agreement with Danna’s Mattresses, Inc.

We are currently pursing additional accounts by contacting local furniture retailers. With our recent purchase of an enclosed truck with a lift gate, we believe we can pursue large furniture accounts which require handling of heavy loads rather than just handling smaller and lighter furniture. We hope to expand our operations to acquire additional trucks so that we can service several accounts.

In May 2006, our management changed, and we adopted our current business plan. Since the change, we have begun operations, generated revenues, and are looking to acquire additional trucks to expand our operations, all of which provide value to our shareholders. In order to acquire additional trucks, we will have to raise additional capital. We decided to file the registration statement because we believe that we will have greater access to capital if we are a public company. We believe that our shareholders would receive the most benefit by filing a registration statement pursuant to the Securities Act of 1933, which would allow the selling shareholders to register their respective shares.

We are aware that some of the selling shareholders have been shareholders or control persons of other registrants, which may have engaged in reverse acquisitions. We believe we are not a blank check company within the meaning of Rule 419 of Regulation C despite those reverse acquisitions by those other registrants. Our management and board of directors were not the management or members of the board of directors of those other registrants, and therefore, are not aware of what caused those registrants to determine that their current business plan was not financially attractive or successful and thereby causing those registrants to consider other alternatives, such as reverse acquisitions. We believe we will need to pursue our business for a period of two years to determine whether our business is financially attractive or successful.

Advertising Revenue. We believe we can generate additional revenue by displaying advertising on the side of our delivery truck. We have had informal discussions with provider of car wrap advertising regarding the costs of developing a wrap that will cover the sides and back of our truck. If we can generate significant ad revenue, we believe that we will be able to grow at a much faster pace as we believe that the additional revenue would significantly defray the costs of purchasing and staffing an additional delivery trucks.

Our Target Markets and Marketing Strategy. We believe that our primary target market will consist of small and medium sized businesses that wish to outsource their delivery services to third parties due to various factors including the increase in fuel prices and insurance premiums.

In addition to small and medium sized businesses, we believe another potential target market will be providing delivery and transportation services to consumers that are looking to move small loads, which traditional moving companies will not handle because the loads are too small.

Our marketing strategy is to promote our services and products and attract businesses to us. Our marketing initiatives will include:

•	research small to medium size furniture stores that are located near our current accounts in California;
•	develop and print sales and marketing materials including brochures and cards; and
•	initiate direct contact with those potential customers.

Growth Strategy. Our objective is to become a dominant provider of local delivery and transportation services in the Southern California area. Our strategy is to provide clients with exceptional personal service and efficiency. Key elements of our strategy include:

•	increase our relationships with small to medium size businesses;
•	acquire additional trucks so that we can handle additional accounts;
•	provide additional services for businesses, such as advertising on our truck; and
•	pursue relationships with joint venture candidates. We will attempt to establish joint ventures with companies that will support our business development.

Our Website www.bmrsol.com. Our website provides a description of our services along with our contact information including our address, telephone number and e-mail address.

Our Competition. The transportation and delivery services industry in the United States is highly competitive. We compete with, and expect to continue to compete with, numerous regional and local trucking companies, many of which have significantly larger operations, greater financial, marketing, human, and other resources than us. In addition, we compete against the cost of our customers providing their own in house delivery services. We believe that competition for furniture transported by us is based primarily on service and efficiency and, to some degree, on price.

Our ability to compete effectively in providing service and efficiency depends primarily on the level of training and friendliness of our staff and the ability to perform the services with speed and accuracy. We believe we compete effectively in all of these areas.

Many of our competitors have substantially greater financial, technical, managerial, marketing and other resources than we do and they may compete more effectively than we can. If our competitors offer transportation services at lower prices than we do, we may have to lower the prices we charge, which will negatively impact our revenues. We anticipate that competition may increase in the future. We may not successfully compete in any market in which we conduct or may conduct operations.

Insurance. We currently maintain insurance for our delivery truck through Farmers Insurance. The goods that we deliver are responsibility of our clients. We assume no responsibility for damaged merchandise, which we deliver back to the client.

Government Regulation. The trucking industry is regulated by the United States Department of Transportation, or DOT, and by various state agencies. The DOT has broad powers, generally governing activities such as the regulation of, to a limited degree, motor carrier operations, rates, accounting systems, periodic financial reporting and insurance. We do not transport any goods outside California, or across state lines, and therefore, we believe that we are only subject to California law.

In August 2006, we applied for CA number, which is a number identifying a motor carrier operating in California, and is issued by the California Highway Patrol, or CHP. The CA number helps the CHP track frequent carriers on the roads and provides quick identification of carriers. Our application is currently pending with the CHP and we anticipate that we will be issued a CA number.

Motor carrier operations may also be subject to environmental laws and regulations, including laws and regulations dealing with transportation of hazardous materials and other environmental matters. We do not intend to transport any environmentally hazardous substances. If we should fail to comply with applicable regulations, we could be subject to substantial fines or penalties and to civil and criminal liability.

In addition, we are subject to federal, state and local laws and regulations applied to businesses generally. We believe that we are in conformity with all applicable laws in all relevant jurisdictions

Our Research and Development. We are not currently conducting any research and development activities. We do not anticipate conducting such activities in the near future.

Intellectual Property. We do not presently own any copyrights, patents, trademarks, licenses, concessions or royalties, and we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable.

We own the Internet domain name “www.bmrsol.com.” Under current domain name registration practices, no one else can obtain an identical domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as “.org”, or with a country designation. The regulation of domain names in the United States and in foreign countries is subject to change, and we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our domain names.

Employees. As of November 22, 2006, we have one full-time employee and one part-time employee. We believe we may need to hire two additional employees in the next six months so that we can provide a crew for another delivery truck. From time-to-time, we anticipate that we may use the services of independent contractors and consultants to support our expansion and business development.

Our Facilities. Our offices are located at 1184 Rutland Road, Suite 2, Newport Beach, California 92660. Mark Andre, our president, secretary and one of our directors, provides approximately 1000 square feet of office space to us in exchange for $1,500 per month on a month to month basis. We pay $1,500 per month directly to Mr. Andre’s landlord on this arrangement, with $600 per month treated as rent expense and the remaining $900 per month charged to compensation to Mr. Andre. The rent expense of $600 per month is the estimated fair value of the facilities provided. We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required. We do not own any real estate. Our telephone number is (949) 292-0820.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Critical Accounting Policy and Estimates. Our Management's Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources.

For the nine month period ended September 30, 2006 as compared to the same period ended September 30, 2005.

Results of Operations.

Revenues. During the nine month period ended September 30, 2006, we adopted a new business plan, begun operations and generated revenues of $17,240, as compared to revenues of $0 for the nine months ended September 30, 2005. We anticipate that our revenues will increase as we develop additional relationships with potential clients for our services. Our cost of revenue during the nine month period ended September 30, 2006, was $14,705, as compared to $0 for the nine months ended September 30, 2005.

Operating Expenses. For the nine months ended September 30, 2006, our total operating expenses were $42,974, as compared to total operating expenses of $1,804 for the nine months ended September 30, 2005. The increase in total operating expenses is primarily due to the increase in professional fees, which is attributed to the increased accounting expenses related to the audit of our financial statements. We expect that we will continue to incur significant legal and accounting expenses related to becoming a public company. The increase in total operating expenses is also due to the fact that we commenced operations related to our new business. We had a net loss of $41,239 for the nine month period ended September 30, 2006, as compared to a net loss of $2,409 for the nine month period ended September 30, 2005. We expect that we will continue to incur losses for the foreseeable future.

Liquidity and Capital Resources. We had cash of $76,177 as of September 30, 2006, together with accounts receivable of $2,465, and prepaid expenses of $1,849, which total our current assets of $80,491 as of that date. Our total assets of $116,437 as of September 30, 2006, included our current assets of $80,491, and property and equipment of $35,946, net of depreciation. In June 2006, we raised $109,000 in a private placement in exchange for 1,090,000 shares of our common stock. We used $10,000 of those proceeds for a down payment on the truck that we purchased in June 2006 at a total price of $38,514. We financed the purchase of the vehicle with a loan totaling $28,514. The loan is evidenced by a promissory note, secured by the purchased vehicle. The note accrues interest at 10.7% per annum and matures in July 2011. During the nine months ended September 30, 2006, we used $26,613 in our operations and made principal repayments on our auto loan totaling $715.

Our Plan of Operation for the Next Twelve Months. To effectuate our business plan during the next twelve months, we must increase the number of clients we service and market and promote our services. With our recent purchase of an enclosed truck with a lift gate, we believe we can pursue large furniture accounts which require handling of heavy loads rather than just handling smaller and lighter furniture. We are currently pursuing additional accounts by researching and contacting small to medium size furniture stores that are located near our current accounts in California. We are developing sales and marketing materials including brochures describing the services that we provide so that we can provide a professional appearance to potential clients.

During the next three to six months, our primary objective is to obtain additional clients as our current sole customer accounts for all of our revenue. If we were to lose this customer, we would lose only source of our revenue.

During the next six to twelve months, we hope to expand our operations to acquire additional trucks so that we can service several accounts. In order to acquire additional trucks, we believe we will need to raise additional capital or generate significant revenues. We believe we can generate additional revenue by displaying advertising on the side of our delivery truck. If we can generate significant ad revenue, we believe that we will be able to grow at a much faster pace as we believe that the additional revenue would significantly defray the costs of purchasing and staffing an additional delivery trucks.

We had cash of $76,177 as of September 30, 2006. In the opinion of management, our available funds will satisfy our working capital requirements for the next twelve months. Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors. Besides generating revenue from our current operations, we will need to raise additional capital to expand our operations to the point at which we are able to operate profitably. Other than anticipated increases in the legal and accounting costs of becoming a public company, we are not aware of any other known trends, events or uncertainties, which may affect our future liquidity.

In the event that we experience a shortfall in our capital, we intend to pursue capital through public or private financing as well as borrowings and other sources, such as our officers, directors and principal shareholders. We cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then our ability to expand our operations may be significantly hindered. If adequate funds are not available, we believe that our officers, directors and principal shareholders will contribute funds to pay for our expenses to achieve our objectives over the next twelve months. However, our officers, directors and principal shareholders are not committed to contribute funds to pay for our expenses.

Our belief that our officers, directors and principal shareholders will pay our expenses is based on the fact that our officers, directors and principal shareholders collectively own 3,090,000 shares of our common stock, which equals approximately 85% of our outstanding common stock. We believe that our officers, directors and principal shareholders will continue to pay our expenses as long as they maintain their ownership of our common stock. However, our officers, directors and principal shareholders are not committed to contribute additional capital.

We are not currently conducting any research and development activities. We do not anticipate conducting such activities in the near future. We do not anticipate that we will purchase or sell any significant equipment. In the event that we expand our customer base, then we may need to hire additional employees or independent contractors as well as purchase or lease additional equipment.

Off-Balance Sheet Arrangements. We have no off-balance sheet arrangements.

Description of Property

Property held by us. As of the dates specified in the following table, we held the following property:

Property	September 30, 2006	December 31, 2005	December 31, 2004
Cash and equivalents	$76,177	$4,505	$1,241
Property and Equipment, net	$35,946	$0	$0

We define cash equivalents as all highly liquid investments with a maturity of 3 months or less when purchased. We do not presently own any interests in real estate.

Our Facilities. Our executive, administrative and operating offices are located at 1184 Rutland Road, Suite 2, Newport Beach, California 92660. Mark Andre, our president, secretary and one of our directors, currently provides approximately 1000 square feet of office space to us in exchange for $1,500 per month on a month to month basis. We pay $1,500 per month directly to Mr. Andre’s landlord on this arrangement, with $600 per month treated as rent expense and the remaining $900 per month charged to compensation to Mr. Andre. The rent expense of $600 per month is the estimated fair value of the facilities provided.  We do not have a written lease or sublease agreement with Mr. Andre. We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required. We do not own any real estate.

Certain Relationships and Related Transactions

Related party transactions.

From August 2006 to November 9, 2006, Mark Andre, our president, secretary and one of our directors, provided approximately 1,000 square feet of office space to us in exchange for $1,400 per month on a month to month basis. Effective November 10, 2006, this amount was increased to $1,500 per month. We paid $1,400 per month directly to Mr. Andre’s landlord on this arrangement, with $560 per month treated as rent expense and the remaining $840 per month charged to compensation. The rent expense of $560 per month is the estimated fair value of the facilities provided. Effective November 10, 2006, the rent and compensation on this arrangement was increased to $600 and $900 per month, respectively.

From 2001 to May 2006, Brian Mirrotto, one of our directors, provided approximately 100 square feet of office space to us at no charge. Our financial statements reflect, as occupancy costs, the fair market value of that space, which is approximately $100 per month. That amount has been included in the financial statements as additional capital contribution by Mr. Mirrotto.

In November 2001, we issued 2,000,000 shares of our common stock to Brian Mirrotto, who was our founder and our sole officer and director at inception and through May 2006. These shares were issued in exchange for services and expenses of $2,000 related to our incorporation, or $0.001 per share. Additional compensation expense of $38,000 was recognized to reflect the fair market value of the shares issued as of the date of issuance, which was $0.02 per share.

Marla Andre, our chief financial officer and one of our directors, and her spouse have jointly and severally guaranteed our repayment of our note payable to GMAC Financing, which was for the purchase of our delivery truck.

Mark Andre, our president, secretary and one of our directors, is the brother in law of John Danna, one of the owners of our major customer.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

•	disclose such transactions in prospectuses where required;
•	disclose in any and all filings with the Securities and Exchange Commission, where required;
•	obtain disinterested directors consent; and
•	obtain shareholder consent where required.

Market for Common Equity and Related Stockholder Matters

Reports to Security Holders. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

When we become a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

As of November 22, 2006, there were 35 record holders of our common stock.

There are 498,750 outstanding shares of our common stock which can be sold pursuant to Rule 144. There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. We have not agreed to register for sale any shares of common stock held any of our shareholders.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

Penny stock regulation. Shares of our common stock will probably be subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
•
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;
•	a toll-free telephone number for inquiries on disciplinary actions;
•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
•	such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;
•	the compensation of the broker-dealer and its salesperson in the transaction;
•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Executive Compensation

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. As of November 22, 2006, Mr. Andre is paid approximately $1,900 per month, which includes approximately $900 per month in compensation paid on our rental arrangement with Mr. Andre. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary Compensation Table. The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our chief executive officer and our other executive officers during the years ending December 31, 2004 and 2005. Our Board of Directors may adopt an incentive stock option plan for our executive officers which would result in additional compensation.

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Awards		Payouts	All Other Compensation
					Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)
Mark Andre president, secretary	2005	None	None	None	None	None	None	None
Marla Andre, chief financial officer	2005	None	None	None	None	None	None	None
Brian Mirrotto, former officer	2005	None	None	None	None	None	None	None
	2004	None	None	None	None	None	None	None
	2003	None	None	None	None	None	None	None

Stock Options/SAR Grants. No grants of stock options or stock appreciation rights were made since our date of incorporation on November 21, 2001.

Long-Term Incentive Plans. There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers.

Compensation of Directors. Our directors who are also our employees receive no extra compensation for their service on our board of directors.

Employment Contracts and Termination of Employment. We do not anticipate that we will enter into any employment contracts with any of our employees. We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation or retirement).

Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of
BMR Solutions, Inc.
Newport Beach, California

We have audited the accompanying balance sheets of BMR Solutions, Inc. as of December 31, 2005 and 2004 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BMR Solutions, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the accompanying financial statements, the Company has incurred net losses since inception, and as of September 30, 2006 had an accumulated deficit of $97,247. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also discussed in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Jonathon P. Reuben, C.P.A.
Accountancy Corporation
Torrance, California
November 15, 2006

BMR SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
	December 31,	December 31,	September 30,
	2004	2005	2006
			(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$1,241	$4,505	$76,177
Accounts receivable	-	-	2,465
Prepaid expenses	-	-	1,849

Total current assets	1,241	4,505	80,491

Property and equipment, net of
accumulated depreciation	-	-	35,946

Total assets	$1,241	$4,505	$116,437

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$-	$-	$14,599
Current maturities of long-term note payable	-	-	4,632
Income tax payable	3,042	4,218	5,291

Total current liabilities	3,042	4,218	24,522

Long-term note payable, net of current maturities	-	-	23,167

Stockholders' equity (deficit):
Preferred stock, $0.001 par value;
5,000,000 shares authorized; 0 shares issued
and outstanding at December 31, 2004 and 2005
and September 30, 2006	-	-	-
Common stock, $0.001 par value;
50,000,000 shares authorized; 2,548,750
shares issued and outstanding at December 31,
2004 and 2005; 3,638,750 shares issued and
outstanding at September 30, 2006	2,549	2,549	3,639

Additional paid-in capital	50,236	53,746	162,356
Deficit accumulated during the development stage	(54,586)	(56,008)	(97,247)

Total stockholders' equity (deficit)	(1,801)	287	68,748

Total liabilities and stockholders' equity (deficit)	$1,241	$4,505	$116,437

The accompanying notes form an integral part of these financial statements.

BMR SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
					For the period
					November 21,
	Year Ended	Year Ended	Nine Months Ended		2001 (inception) to
	December 31,	December 31,	September 30,	September 30,	September 30,
	2004	2005	2005	2006	2006
			(Unaudited)	(Unaudited)	(Unaudited)

Net revenue	$-	$-	$-	$17,240	$17,240

Cost of revenue	-	-	-	(14,705)	(14,705)

Gross profit	-	-	-	2,535	2,535

General and administrative expenses	(2,012)	(5,434)	(1,804)	(42,974)	(95,643)

Loss from continuing operations
before income taxes	(2,012)	(5,434)	(1,804)	(40,439)	(93,108)

Provision for income taxes	(800)	(800)	(800)	(800)	(4,000)

Loss from continuing operations	(2,812)	(6,234)	(2,604)	(41,239)	(97,108)

Discontinued operation (Note 7)
Income (loss) from operation of
discontinued website development
and design business	-	4,812	195	-	(39)

Net loss	$(2,812)	$(1,422)	$(2,409)	$(41,239)	$(97,147)

Basic and diluted earnings (loss) per
share resulting from:
Continuing operations	$(0.00)	$(0.00)	$(0.00)	$(0.01)
Discontinued operation	$0.00	$0.00	$0.00	$0.00
Net loss	$(0.00)	$(0.00)	$(0.00)	$(0.01)

Weighted average common
shares outstanding	2,548,750	2,548,750	2,548,750	2,969,926

The accompanying notes form an integral part of these financial statements.

BMR SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
				Deficit
				accumulated	Total
			Additional	during the	stockholders'
	Common stock		paid-in	development	equity
	Shares	Amount	capital	stage	(deficit)
Balance at November 21, 2001,
date of incorporation	-	$-	$-	$-	$-

Issuance of founder shares for
services at $0.02 per share in December 2001	2,000,000	2,000	38,000	-	40,000

Issuance of common stock for cash
at $0.02 per share in January 2002	548,750	549	10,426	-	10,975

Additional paid-in capital in exchange
for facilities provided by related party	-	-	2,500	-	2,500

Additional paid-in capital in exchange
for services provided by related party	-	-	1,110	-	1,110

Costs incurred in private offering			(3,000)		(3,000)

Distribution of assets to stockholders	-	-	-	(100)	(100)

Net loss from inception to December 31, 2003	-	-	-	(51,674)	(51,674)

Balance at December 31, 2003	2,548,750	2,549	49,036	(51,774)	(189)

Additional paid-in capital in exchange
for office expenses	-	-	1,200	-	1,200

Net loss for the year ended December 31, 2004	-	-	-	(2,812)	(2,812)

Balance at December 31, 2004	2,548,750	2,549	50,236	(54,586)	(1,801)

Additional paid-in capital in exchange
for office expenses	-	-	1,200	-	1,200

Additional paid-in capital in exchange
for services from officers	-	-	2,310	-	2,310

Net loss for the year ended December 31, 2005	-	-	-	(1,422)	(1,422)

Balance at December 31, 2005	2,548,750	2,549	53,746	(56,008)	287

Issuance of common stock for cash
at $0.10 per share in June 2006 (unaudited)	1,090,000	1,090	107,910	-	109,000

Additional paid-in capital in exchange
for office expenses (unaudited)	-	-	700	-	700

Net loss for the period ended
September 30, 2006 (unaudited)	-	-	-	(41,239)	(41,239)

Balance at September 30, 2006 (unaudited)	3,638,750	$3,639	$162,356	$(97,247)	$68,748

The accompanying notes form an integral part of these financial statements.

BMR SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
					For the period
	Year	Year	Nine Months		November 21,
	Ended	Ended	Ended		(inception) to
	December 31,	December 31,	September 30,	September 30,	September 30,
	2004	2005	2005	2006	2006
			(Unaudited)	(Unaudited)	(Unaudited)

Cash flows provided by (used in) operating
activities
Net loss	$(2,812)	$(1,422)	$(2,409)	$(41,239)	$(97,147)
Adjustments to reconcile net loss to net
provided by (used in) operating activities
cash
Bad debt expense	-	-	-	-	1,440
Depreciation	-	-	-	2,568	2,568
Issuance of founder's shares for services	-	-	-	-	40,000
Additional paid-in capital in exchange
for facilities provided by related party	1,200	1,200	900	700	5,600
Additional paid-in capital in exchange
for services provided by related party	-	2,310	105	-	3,420
(Increase) decrease in operating assets
and liabilities
Accounts receivable	-	-	-	(2,465)	(4,005)
Prepaid expenses	-	-	-	(1,849)	(1,849)
Accounts payable and accrued
expenses	-	-	-	14,599	14,599
Income tax payable	1,114	1,176	1,176	1,073	5,291

Net cash provided by (used in)
operating activities	(498)	3,264	(228)	(26,613)	(30,083)

Cash flows used in investing activities:
Purchase of vehicle	-	-	-	(38,514)	(38,514)

Net cash used in investing activities	-	-	-	(38,514)	(38,514)

Cash flows provided by (used in) financing
activities:
Proceeds from issuance of common stock	-	-	-	109,000	119,975
Proceeds from vehicle loan	-	-	-	28,514	28,514
Repayment of vehicle loan	-	-	-	(715)	(715)
Costs incurred in private placement offering	-	-	-	-	(3,000)

Net cash provided by financing
activities	-	-	-	136,799	144,774

Net increase (decrease) in cash and cash
equivalents	(498)	3,264	(228)	71,672	76,177

Cash and cash equivalents, beginning of
period	1,739	1,241	1,241	4,505	-

Cash and cash equivalents, end of period	$1,241	$4,505	$1,013	$76,177	$76,177

Supplemental disclosure of cash flow
information
Income taxes paid	$-	$-	$-	$-	$-
Interest paid	$-	$-	$-	$522	$522

The accompanying notes form an integral part of these financial statements.

BMR SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005 AND THE
PERIOD FROM JANUARY 1, 2006 TO SEPTEMBER 30, 2006 (Unaudited)

NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

The Company is currently a development stage company under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7 and was incorporated under the laws of the State of Nevada on November 21, 2001. The Company is developing a delivery services organization that specializes in the in-home delivery of mattresses, furniture and futons. As of September 30, 2006, the Company reported $17,240 of revenue from its current line of business and will continue to report as a development stage company until significant revenues are produced.

Prior to the commencement of its current operations, the Company’ was developing an organization that specialized in website development and design services. The Company abandoned this line of business in 2005 (see Note 7).

BASIS OF PRESENTATION AND GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has incurred net losses since inception, and as of September 30, 2006 had an accumulated deficit of $97,247. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management recognizes that the Company must generate additional resources to enable it to continue operations. Management intends to raise additional financing through debt financing and equity financing or other means and interests that it deems necessary, with a view to moving forward and sustaining a prolonged growth in its strategy phases. However, no assurance can be given that the Company will be successful in raising additional capital. Further, there can be no assurance, assuming the Company successfully raises additional equity, that the Company will achieve profitability or positive cash flow. If management is unable to raise additional capital and expected significant revenues do not result in positive cash flow, the Company will not be able to meet its obligations and may have to cease operations.

The accompanying interim financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting.  These interim financial statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) necessary to present fairly the balance sheet, operating results and cash flows for the periods presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Operating results for the nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006 or for any other interim period during such year.

BMR SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005 AND THE
PERIOD FROM JANUARY 1, 2006 TO SEPTEMBER 30, 2006 (Unaudited)

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

CONCENTRATION OF CREDIT RISK

Cash and Cash Equivalents - The Company maintains its cash deposits in a two bank accounts, which at times may exceed federally insured limits.

Revenues and Accounts Receivable - During the nine months ended September 30, 2006, the Company transacted its business with a single customer, which is also a related party (see Note 6). Total revenues from this customer were $17,240 for the nine months ended September 30, 2006. Total accounts receivable due from this customer at September 30, 2006 were $2,465.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The allowance for doubtful accounts on accounts receivable is charged to income in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses. Management determines the adequacy of the allowance based on historical write-off percentages and the current status of accounts receivable. Accounts receivable are charged off against the allowance when collectibility is determined to be permanently impaired. As of September 30, 2006, there was no allowance for doubtful accounts recorded, as all of the Company’s receivables were considered collectible.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are being provided by use of various methods over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations.

BMR SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005 AND THE
PERIOD FROM JANUARY 1, 2006 TO SEPTEMBER 30, 2006 (Unaudited)

REVENUE RECOGNITION

The Company provides customers with furniture delivery and installation. Revenues from these services are to be recognized in accordance with Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition in Financial Statements,” as amended by SAB No. 104, “Revenue Recognition” when (a) persuasive evidence of an arrangement exists, (b) the services have been provided to the customer, (c) the fee is fixed or determinable, and (d) collectability is reasonably assured. In instances where the customer, at its discretion, has the right to reject the services prior to final acceptance, revenue is deferred until such acceptance occurs.

BASIC AND DILUTED INCOME (LOSS) PER SHARE

In accordance with SFAS No. 128, "Earnings Per Share," basic income (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted income (loss) per common share is computed similar to basic income per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of September 30, 2006, the Company did not have any equity or debt instruments outstanding that can be converted into common stock.

PROVISION FOR INCOME TAXES

The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Pursuant to SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”, the Company is required to estimate the fair value of all financial instruments included on its balance sheet as of September 30, 2006. The Company considers the carrying value of such amounts in the financial statements to approximate their fair value.

BMR SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005 AND THE
PERIOD FROM JANUARY 1, 2006 TO SEPTEMBER 30, 2006 (Unaudited)

RECENT ACCOUNTING PRONOUNCEMENTS

FASB Interpretation No. 47 - In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (FIN 47). This Interpretation clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred—generally upon acquisition, construction, or development and (or) through the normal operation of the asset. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. Statement 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation. This Interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation.  FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Retrospective application for interim financial information is permitted but is not required. The Company has evaluated the impact of the adoption of FIN 47, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

SFAS No. 154 - In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. This Statement replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions in SFAS 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company has evaluated the impact of the adoption of SFAS 154, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

SFAS No. 155 - In February 2006, the FASB issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140. This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement (a) permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, (b) clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, (c) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, (d) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and (e) amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. Provisions of this Statement may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. The Company plans to adopt this statement on January 1, 2007, and does not believe that it will have a significant impact on its operations or financial position.

BMR SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005 AND THE
PERIOD FROM JANUARY 1, 2006 TO SEPTEMBER 30, 2006 (Unaudited)

SFAS No. 156 - In March 2006, the FASB issued Statement No. 156, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations. An entity should adopt this statement as of the beginning of its first fiscal year that begins after September 15, 2006. The Company has evaluated the impact of the adoption of SFAS 156, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

FASB Interpretation No. 48 - In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which supplements SFAS No. 109, Accounting for Income Taxes, by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. The Interpretation requires that the tax effects of a position be recognized only if it is “more-likely-than-not” to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are to be recognized. The Company has evaluated the impact of the adoption of FIN 48, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

SFAS No. 157 - In September 2006, the FASB issued Statement 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The Company has evaluated the impact of the adoption of SFAS 157, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

BMR SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005 AND THE
PERIOD FROM JANUARY 1, 2006 TO SEPTEMBER 30, 2006 (Unaudited)

SFAS No. 158 - In September 2006, the FASB issued Statement No. 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R). This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. The Company has evaluated the impact of the adoption of SFAS 158, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

(2) PROPERTY AND EQUIPMENT

A summary as of September 30, 2006 is as follows:

Delivery truck	$38,514
Less accumulated depreciation	(2,568)

$35,946

The delivery truck is being depreciated on a straight-line basis over its estimated useful life of 5 years. There was no depreciation expense incurred during the years ended December 31, 2004 and 2005. Depreciation expense amounted to $2,568 for the period ended September 30, 2006. Depreciation expense on the delivery truck is included in cost of revenue.

(3) NOTE PAYABLE

In June 2006, the Company financed the purchase of a vehicle with a loan totaling $28,514. The loan is evidenced by a promissory note, secured by the purchased vehicle. The note accrues interest at 10.7% per annum and matures in July 2011. This note requires the repayment of principal and interest at $618 per month. Interest expense on this obligation was $522 for the period ended September 30, 2006.

BMR SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005 AND THE
PERIOD FROM JANUARY 1, 2006 TO SEPTEMBER 30, 2006 (Unaudited)

The following is a summary of scheduled principal payments on this note for the years ended September 30:

2007	$4,632
2008	5,155
2009	5,732
2010	6,391
2011	5,889
27,799
Less: current maturities	(4,632)
Long-term note payable	$23,167

(4) STOCKHOLDERS' EQUITY

In December 2001, the Company issued 2,000,000 shares of its common stock in exchange for services performed to incorporate the Company. The founder shares were valued at $40,000, which represents the fair market value on the date of issuance.

In January 2002, the Company performed a private placement and issued 548,750 shares of common stock at $0.02 per share for an aggregate total of $10,975.

In June 2006, the Company performed a private placement and issued 1,090,000 shares of common stock at $0.10 per share for an aggregate  total of $109,000.

(5) PROVISION FOR INCOME TAXES

Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

As of September 30, 2006, the Company had federal and state net operating loss carryforwards of approximately $50,000, which can be used to off set future federal income tax. The federal and state net operating loss carryforwards expire at various dates through 2026. Deferred tax assets resulting from the net operating losses are reduced by a valuation allowance, when, in the opinion of management, utilization is not reasonably assured.

BMR SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005 AND THE
PERIOD FROM JANUARY 1, 2006 TO SEPTEMBER 30, 2006 (Unaudited)

A summary as of September 30, 2006 is as follows:

Net operating loss carryforward	$50,000
Effective tax rate	24%

Deferred tax asset	12,000
Valuation allowance	(12,000)

Net deferred tax asset	$--

(6) RELATED-PARTY TRANSACTIONS

From the Company’s inception through July 2006, the Company utilized the office of the founder who was also a Director the Company at no charge. The Company treated the usage of the office as if it were being donated and charged the estimated fair value rent of $100 per month to operations. Total rent expense incurred to this related party amounted to $1,200, $1,200 and $700 for the years ended December 31, 2005 and 2004, and the nine months ended September 30, 2006, respectively.

Effective August 2006, the Company began utilizing the office of the Company’s President on a month-to-month agreement for $560 per month. The Company paid $1,400 per month directly to the President’s landlord on this arrangement, with $560 per month treated as rent expense and the remaining $840 per month charged to compensation. The rent expense of $560 per month is the estimated fair value of the facilities provided. Total rent expense incurred to the Company’s President was $1,120 for the nine months ended September 30, 2006. Effective November 10, 2006, the rent and compensation on this arrangement was increased to $600 and $900 per month, respectively.

For the nine months ended September 30, 2006, all of the revenues reflected from the Company’s delivery service business were derived from sales to a company that is owned by the brother-in-law of the Company’s President. Total revenues from this customer were $17,240 for the nine months ended September 30, 2006. Total accounts receivable due from this customer at September 30, 2006 were $2,465.

All of the revenues reflected from the Company’s discontinued website development and design business the period from November 21, 2001 (inception) to September 30, 2006 were from services performed by an officer of the Company at no charge to the Company. The Company charged the estimated fair value of these services against the revenue earned. See Note 7.

(7) DISCONTINUED OPERATION

During 2005, the Company abandoned its website development and design business. Operating results for this business have been reclassified and presented as a single line item in the statements of operations. There was no gain or loss recognized on the disposal of this discontinued operation.

BMR SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005 AND THE
PERIOD FROM JANUARY 1, 2006 TO SEPTEMBER 30, 2006 (Unaudited)

For the year ended December 31, 2004, there were no revenues or expenses relating to the discontinued website development and design business.

For the year ended December 31, 2005, total revenues of the discontinued website development and design business were $7,122 and costs of revenues amounting to $2,310 consisting of the total estimated value of the above-indicated officer’s services. There were no direct general and administrative expenses or income taxes relating to the discontinued operation. The net earnings from the discontinued operation for the year ended December 31, 2005 were $4,812.

For the nine months ended September 30, 2006, there were no revenues or expenses relating to the discontinued website development and design business.

For the period from November 21, 2001 (inception) to September 30, 2006, total revenues of the discontinued website development and design business were $10,292 and costs of revenues totaled $3,420. Direct general and administrative expenses totaled $6,911. There were no income taxes relating to the discontinued operation. The net loss from the discontinued operation for the period from November 21, 2001 (inception) to September 30, 2006 was ($39).

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

In July 2006, our board of directors appointed Jonathon P. Reuben, CPA, an Accountancy Corporation, independent accountant, to audit our financial statements for the years ended December 31, 2005 and 2004, and review our financial statements for the nine month period ended September 30, 2006. Prior to our appointment of Jonathon P. Reuben, CPA, an Accountancy Corporation, as our auditor, our financial statements had not been audited. Prior to engaging Jonathon P. Reuben, CPA, an Accountancy Corporation, we had not consulted with them on the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements. There have been no disagreements with our accountant since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling shareholders has been passed upon by M2 Law Professional Corporation, located in Newport Beach, California.

EXPERTS

Our financial statements for the years ended December 31, 2005 and 2004, appearing in this prospectus which is part of a Registration Statement have been audited by Jonathon P. Reuben, CPA, , an Accountancy Corporation, and are included in reliance upon such reports given upon the authority of Jonathon P. Reuben, CPA, an Accountancy Corporation, as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information regarding us and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement.

Dealer Prospectus Delivery Obligation

Until February 26, 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.